AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
BY AND BETWEEN
COMMUNITY FIRST, INC.
AND
THE FIRST NATIONAL BANK OF CENTERVILLE

TABLE OF CONTENTS

ARTICLE 1. EXCHANGE OF SHARES FOR CASH	1
1.1 Transfer of Shares; Effect of Share Exchange	1
1.2 Purchase Price	1

ARTICLE 2. CLOSING; EFFECTIVE TIME, ORGANIZATIONAL MATTERS, EXCHANGE PROCEDURES AND PLAN OF REORGANIZATION	2
2.1 Closing Date; Effective Time	2
2.2 Deposit of Exchange Consideration	2
2.3 Plan of Reorganization; Conversion of Shares	3
2.4 Rights as Shareholders; Stock Transfers	4
2.5 Dissenting Shares	4

ARTICLE 3. REPRESENTATIONS AND WARRANTIES BY THE BANK	4
3.1 Authority; Validity and Enforceability	4
3.2 Organization, Good Standing and Qualification	4
3.3 Subsidiaries	5
3.4 No Violation	5
3.5 Capitalization	5
3.6 Consents and Approvals	6
3.7 Financial Statements	6
3.8 Assets	7
3.9 Title to Properties; Encumbrances	7
3.10 Trademarks, Patents, Etc	7
3.11 No Undisclosed Liability	8
3.12 Absence of Certain Changes	8
3.13 Tax Matters	10
3.14 Compliance with Applicable Law.	11
3.15 Absence of Questionable Payments	12
3.16 Litigation	12
3.17 Insurance	12
3.18 Employees and Fringe Benefit Plans	13
3.19 Environmental Matters	16
3.20 Contracts and Commitments	18
3.21 Regulatory Filings	19
3.22 Regulatory Compliance	19
3.23 Loan Portfolio	19
3.24 Labor Matters.	20
3.25 No Breach	20
3.26 Corporate Records	20
3.27 Agreements with Regulatory Agencies	21
3.28 Broker’s Fees	21
3.29 Opinion of the Bank’s Financial Advisor	21
3.30 Interest Rate Risk Management Instruments	21

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3.31 Full Disclosure	22

ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY THE COMPANY	22
4.1 Organization and Good Standing	22
4.2 Authorization	22
4.3 Valid and Binding Agreement	22
4.4 No Violation	22
4.5 Consents and Approvals	22
4.6 Litigation	23
4.7 Regulatory Compliance	23
4.8 Agreements with Regulatory Agencies; Regulatory Issues	23

ARTICLE 5. COVENANTS AND AGREEMENTS RELATING TO CONDUCT OF BUSINESS	23
5.1 Conduct of Business Pending the Closing	23
5.2 Non-Solicitation	26
5.3 Reports	27
5.4 Additional Financial Information	27
5.5 Schedules	27

ARTICLE 6. COVENANTS AND AGREEMENTS OF THE BANK AND COMPANY	28
6.1 Proxy Statement; Bank Shareholders’ Meeting	28
6.2 Regulatory Filings	28
6.3 Access; Confidentiality	29
6.4 Legal Conditions to the Exchange	29
6.5 Advice of Changes	30
6.6 Press Releases	30
6.7 Consents and Approvals	30
6.8 Indemnification; Directors’ and Officers’ Insurance	30
6.9 Reasonable Best Efforts	31

ARTICLE 7. CONDITIONS PRECEDENT	32
7.1 Conditions to the Obligation of Each Party	32
7.2 Conditions to the Obligations of the Company	32
7.3 Conditions to the Obligations of the Bank	33

ARTICLE 8. NON-SURVIVAL OF REPRESENTATIONS	34
8.1 Non-Survival of Representations	34

ARTICLE 9. TERMINATION OF AGREEMENT	34
9.1 Termination	34
9.2 Company Termination Fee.	35
9.3 Bank Termination Fee	36

ARTICLE 10. MISCELLANEOUS	37
10.1 Expenses	37
10.2 Assignability; Parties in Interest	38

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10.3 Entire Agreement; Amendments	38
10.4 Headings	38
10.5 Severability	38
10.6 Notices	38
10.7 Governing Law	39
10.8 Counterparts	39
10.9 Interpretation	39
10.10 Publicity	40
10.11 Binding Nature and Effect; Third-Party Beneficiaries	40

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AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (“Agreement”) is made as of August 1, 2007, by and between Community First, Inc., a Tennessee corporation (the “Company”) and The First National Bank of Centerville, a national banking association (the “Bank”).
     WHEREAS, the Company and the Bank wish to enter into a transaction whereby all outstanding shares of the common stock of the Bank will be exchanged for cash and thereby the Bank will become a wholly owned subsidiary of the Company (the “Exchange”); and
     WHEREAS, the transaction contemplated by this Agreement is authorized by Section 1204 of the American Homeownership and Economic Opportunity Act of 2000 (“AHEOA”), codified as 12 U.S.C. ss. 215a-2, and this Agreement shall constitute the “Reorganization Plan” under Section 1204(b) of the AHEOA; and
     WHEREAS, the transactions contemplated by this Agreement do not contravene any provisions of applicable state law; and
     WHEREAS, the respective Boards of Directors of the Company and the Bank deem it advisable and in the best interests of each such corporation to effect the Exchange and, by resolutions duly adopted, have approved and adopted this Agreement and directed that it be submitted to the respective shareholders of the Company and the Bank for their approval;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:
ARTICLE 1.
EXCHANGE OF SHARES FOR CASH
     1.1 Transfer of Shares; Effect of Share Exchange. Subject to the terms and conditions herein set forth and in accordance with Section 1204 of the AHEOA and other provisions of applicable law, the Company shall acquire all of the outstanding shares (the “Shares”) of the Bank’s common stock, $10.00 par value per share (the “Common Stock”) in exchange for $22,800,000 payable in cash at Closing. Following the Exchange, the Bank will become a wholly-owned subsidiary of the Company.
     1.2 Purchase Price. The purchase price (the “Purchase Price”) for each of the Shares shall be equal to the quotient of (i) $22,800,000; and (ii) the total number of Shares outstanding as of the Closing (the “Cash Price Per Share”) using the payment procedures specified in Article 2.

ARTICLE 2.
CLOSING; EFFECTIVE TIME, ORGANIZATIONAL MATTERS, EXCHANGE
PROCEDURES AND PLAN OF REORGANIZATION
     2.1 Closing Date; Effective Time. The closing (the “Closing”) shall take place and be effective for all purposes at 10:00 a.m., local time in Nashville, Tennessee, at the offices of Bass, Berry & Sims PLC, Nashville, Tennessee, on the later of (i) three (3) business days following satisfaction or waiver of all conditions to Closing set forth in Article 7 hereof; or (ii) October 15, 2007, or at such other time and place as the parties hereto mutually agree (the “Closing Date”). The reorganization of the Bank into a holding company structure by virtue of the Exchange shall be effective on the Closing Date with the reorganization becoming effective upon the filing of the Articles of Share Exchange with the Tennessee Secretary of State (the “Effective Time”).
     2.2 Deposit of Exchange Consideration. Prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Bank and the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article 2, in the amount specified in Section 1.1 representing the Exchange Consideration, as that term is defined below, (such cash being hereinafter referred to as the “Exchange Fund”), to be paid pursuant to Section 1.1, Section 1.2 and Section 2.3 in exchange for outstanding Shares of the Bank’s Common Stock.
     (a) As soon as practicable, but in no event later than five business days, after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Cash Price Per Share and any cash in lieu of fractional shares into which the             shares of the Bank Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal as the Exchange Agent may reasonable require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a check for the Cash Price Per Share for each full share of Bank Common Stock to which such holder of the Bank Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the Cash Price Per Share with respect to any fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article 2, and the Certificate or Certificates so surrendered shall become the property of the Company. No interest will be paid or accrued on any portion of the Cash Price Per Share payable to holders of Certificates.
     (b) No portion of the Cash Price Per Share with respect to the Bank Common Stock evidenced by one or more Certificates shall be paid to any record holder with respect to any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article 2. After the surrender of a Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive the Cash Price Per Share (including the portion of Cash Price Per Share attributable to any fraction of a share), without any interest thereon, which theretofore had become payable with respect to shares of the Bank Common Stock represented by such Certificate.
     (c) Any portion of the cash delivered to the Exchange Agent by the Company pursuant to Section 2.2 that remains unclaimed by the shareholders of the Bank for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to the Company. Any shareholder of the Bank who has not theretofore complied with Section 2.2 shall thereafter look only to the Company for the Exchange Consideration deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Bank Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Company (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Company and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Bank to establish the identity of those persons entitled to receive the Exchange Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Company and the Exchange Agent shall be entitled to deposit any Exchange Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, but not to exceed 1% of the Cash Price Per Share for the shares evidenced by the missing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate Exchange Consideration pursuant to this Agreement.
     2.3 Plan of Reorganization; Conversion of Shares. At the Effective Time, by virtue of the Exchange and without any action on the part of a holder of the Shares, (a) the interest of each holder of a whole or fractional share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive solely a cash payment equal to the Cash Price Per Share for each whole share and the amount attributable to each fraction of a share determined by multiplying the fractional share by the Cash Price Per Share, rounded to the nearest whole cent (collectively, the “Exchange Consideration”), without interest, and (b) all of the Shares of Bank Common Stock issued and outstanding at the Effective Time shall become the sole property of the Company. After the Effective Time, the Company shall own the shares of Bank Common Stock then issued and outstanding and the holders of such shares immediately prior to the Effective Time shall own only the right to her, his or its proportionate share of the Exchange Consideration.
     2.4 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Bank Common Stock shall cease to be, and shall have no rights as, shareholders of the Bank other than to receive the Exchange Consideration provided under this Article 2.
     2.5 Dissenting Shares. Notwithstanding the foregoing, any shareholder of the Bank who votes against the Exchange or gives notice in writing at or prior to the meeting of the Bank’s shareholders called for the purpose of considering the Exchange in compliance with the dissenters’ rights of appraisal procedures under the applicable provisions of Section 1204(c) of the AHEOA (herein, each a “dissenting shareholder”) shall be paid an amount of cash (as determined under such provisions) for his or her shares of Bank Common Stock by the Bank with such shares (herein, “dissenting shares”) thereafter being acquired by the Bank and cancelled. No such dissenting shareholder shall be entitled to any part of the Exchange Consideration and the Exchange Fund need not include the amounts attributable to dissenting shares.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES BY THE BANK
     The Bank hereby represents and warrants that, except as reflected in the Disclosure Schedules, the following are true and correct:
     3.1 Authority; Validity and Enforceability. The Bank has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Exchange to the adoption of this Agreement by the requisite vote of the holders of the Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of the Bank. The board of directors of the Bank determined that the Exchange is advisable and in the best interest of the Bank and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Bank’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares, no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding agreement of the Bank, enforceable in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting creditors rights generally or by general principles of equity.
     3.2 Organization, Good Standing and Qualification. The Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America. The Bank has full corporate power and authority to carry on its business as now conducted and to own, lease or operate its assets and properties as now owned, leased and operated. Except as set forth on Schedule 3.2, the Bank is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state wherein the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that the Bank is required so to qualify.
     3.3 Subsidiaries. Schedule 3.3 hereto is a complete list of each corporation, partnership, joint venture or other business organization (the “Subsidiary” or, with respect to all such organizations, the “Subsidiaries”) in which the Bank or any Subsidiary owns, directly or indirectly, any capital stock or other equity interest, or with respect to which the Bank or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Bank. Each Subsidiary which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 3.3, which are the only jurisdictions where the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) it is required so to qualify. Each Subsidiary which is not a corporation is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has the power and authority and possesses all governmental and other permits, licenses and other authorizations to own or lease its properties and carry on its business as now conducted. The outstanding capital stock of each Subsidiary which is a corporation is validly issued, fully paid and nonassessable. There are no outstanding options, rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of any of the Subsidiaries. The Bank and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries shown as owned by each of them on Schedule 3.3, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. Except where otherwise indicated herein or unless the context otherwise requires, any reference to the Bank shall include its Subsidiaries.
     3.4 No Violation. Neither the execution and delivery of this Agreement by the Bank, nor the consummation of the Exchange will (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Bank or any of its Subsidiaries is a party or by which any of the Bank’s or any of its Subsidiaries’ assets or properties are bound; (b) violate any provision of the Articles of Association or Bylaws of the Bank or similar organizational document of any Subsidiary; (c) violate any order, ordinance, arbitration award, judgment, writ, injunction, decree, statute, code, rule or regulation applicable to the Bank, any of its Subsidiaries or any of the Bank’s or its Subsidiaries’ respective properties or assets; or (d) violate any other contractual or legal obligation or restriction to which the Bank or any of its Subsidiaries is subject.
     3.5 Capitalization. The authorized capital stock of the Bank consists solely of 50,000 shares of Common Stock, of which 50,000 shares are issued and outstanding. All of the issued and outstanding shares of the Bank’s Common Stock are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights and have been issued in compliance with all applicable laws including, without limitation, applicable state and federal securities laws. None of the issued and outstanding shares of the Bank’s Common Stock have been issued in violation of any preemptive rights. Except as set forth on Schedule 3.5, there are no outstanding options, warrants or rights to purchase or acquire from the Bank any securities of the Bank and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Bank is a party or by which any of them is bound relating to any shares of capital stock or other securities of the Bank as the case may be (including the Shares), whether or not outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of the Bank are issued or outstanding. Since March 31, 2007, the Bank has not issued any shares of capital stock or any securities convertible into or excisable for any shares of capital stock.
     3.6 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956 (the “BHC Act”) and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filings of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications and notices, (iii) the filing of the Articles of Share Exchange with the Secretary of State of the State of Tennessee, pursuant to the Tennessee Business Corporation Act (the “TBCA”); and (iv) the approval of this Agreement by the requisite vote of the shareholders of the Bank, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Governmental Authority or instrumentality are necessary in connection with (A) the execution and delivery by the Bank of this Agreement and (B) the consummation by the Bank of the Exchange and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which the Bank is a party and which are listed on Schedule 3.6, and the approval of this Agreement by the requisite vote of the shareholders of the Bank, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by the Bank of this Agreement and (B) the consummation by the Bank of the Exchange and the other transactions contemplated hereby.
     3.7 Financial Statements. The Bank has delivered to the Company: (a) 2006, 2005 and 2004 balance sheets of the Bank as at December 31, in each of the years, and the related statements of income, changes in stockholders’ equity and changes in financial position for each of the fiscal years then ended, including the notes thereto, together with the report thereon of Maggart & Associates, P.C., the Bank’s independent accountants (the “Audited Financial Statements”), (b) the Bank’s Call Report for the period ended March 31, 2007 as filed with the OCC (the “Unaudited Quarterly Financial Statements”) and (c) an unaudited balance sheet of the Bank as at May 31, 2007 and a related unaudited statement of income for the month and five months then ended (the “Unaudited Monthly Financial Statements”) (the Audited Financial Statements, the Unaudited Quarterly Financial Statements and the Unaudited Monthly Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements fairly present the assets, liabilities, financial condition and results of operations of the Bank as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to (x) normal recurring year-end adjustments that are not individually or in the aggregate material and (y) the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements); the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
     3.8 Assets. Schedule 3.8 hereto contains an accurate and complete description of all material fixed and other tangible assets owned, leased or used by the Bank, or any of its Subsidiaries, including, without limitation, improvements to leased property and real property (including the approximate acreage of each parcel of such property, the location thereof, the nature of any improvements thereon, the identity of the record owner and lessee, if any, and a summary of encumbrances thereon), structures located thereon, equipment located therein, vehicles and all personal property relating to the Bank and its Subsidiaries and its and its Subsidiaries’ business and properties. All such assets are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. All such assets conform in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and neither the Bank nor any of its Subsidiaries has received any notification within the last five years, or longer period of time if currently unresolved, of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its assets, properties or operations. None of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and, to the best of the Bank’s knowledge, no such proceeding is threatened. The Bank, or a Subsidiary thereof, is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to the Bank’s knowledge, threatened proceedings which might interfere with the Bank’s, such Subsidiary’s or, following the Closing, the Company’s, quiet enjoyment of such real property.
     3.9 Title to Properties; Encumbrances. Except as set forth on Schedule 3.9, the Bank or a Subsidiary thereof, as the case may be, has good, valid and marketable title to all properties and assets it purports to own, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Financial Statements. Except as set forth on Schedule 3.9, all such properties and assets reflected in the Financial Statements in the aggregate have a fair market or net realizable value on a going concern basis at least equal to the book value thereof as reflected therein, and none of such properties or assets (or any other properties or assets used in the business of the Bank or its Subsidiaries) are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (a) liens shown on the Financial Statements as securing specified liabilities (with respect to which no default exists) and (b) liens for current taxes not yet delinquent.
     3.10 Trademarks, Patents, Etc. Schedule 3.10 is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, formulas and applications therefor owned by the Bank or any Subsidiary of the Bank or used or required by the Bank or any Subsidiary of the Bank in the operation of the Bank’s or such Subsidiary’s business, title to each of which is held by the Bank or such Subsidiary as the case may be, free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that the Bank’s or such Subsidiary’s operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others, and the Bank and its Subsidiaries are not in any way making use of any confidential information or trade secrets of any person except with the consent of such person. Schedule 3.10 is an accurate and complete listing of all agreements relating to the intellectual property of the Bank and its Subsidiaries. There are no outstanding and, to the best knowledge of Bank, no threatened disputes or disagreements with respect to any such agreement.
     3.11 No Undisclosed Liability. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto, the Bank does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto). The reserves reflected in the Financial Statements are adequate, appropriate and reasonable in accordance with GAAP applied on a consistent basis. Furthermore, the Bank does not know or have reason to know of any basis for the assertion against the Bank of any such liability or obligation of any nature not fully reflected or reserved against in the Financial Statements. The Bank has established a loss reserve to cover anticipated loan losses on the Financial Statements which is adequate and appropriate under generally accepted accounting principles and, to the best of the Bank’s knowledge, currently effective regulatory guidance.
     3.12 Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.12 hereto, since March 31, 2007, the Bank has not:
     (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);
     (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;
     (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;
     (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;
     (e) charged-off any loans or any portion thereof, except for charge-offs, in the ordinary course of business consistent with past practice and which in the aggregate are not material;

     (f) canceled any other debts or claims, or waived any rights of substantial value;
     (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;
     (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of the Bank to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person not under a duty of confidentiality to the Bank, any trade secret, formula, process or know-how;
     (i) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course and consistent with past practices or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;
     (j) made any capital expenditures or commitments in excess of $50,000 in the aggregate for replacements or additions to property, equipment or intangible capital assets;
     (k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities other than in the ordinary course of business consistent with past practice, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;
     (l) made any change in any method of accounting or accounting practice;
     (m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the officers or directors of the Bank, any affiliates or associates of any the Bank, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of the Bank at rates not exceeding the rates of compensation in effect at March 31, 2007, advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $5,000 at any one time outstanding and, in the case of loans, loans made in accordance with Regulation O of the Federal Reserve Board, 12 C.F.R. § 215; or
     (n) agreed, whether in writing or otherwise, to take any action described in this Section 3.12.

     3.13 Tax Matters.
     (a) The Bank and each of its Subsidiaries has duly filed all Tax reports and returns required to be filed by it and has (or by the Closing Date will have) paid all Taxes (whether or not shown to be due and payable on such reports and returns) required to be paid by it on or before the Closing Date and has properly accrued in the Financial Statements in accordance with GAAP for all Taxes accrued on or with respect to the business of the Bank and its Subsidiaries; and true and correct copies of all Tax reports and returns filed with taxing authorities relating to such Taxes and other charges for the period since January 1, 2002 have been heretofore made available to the Company. The reserves for Taxes contained in the Financial Statements and carried on the books of the Bank are proper in accordance with GAAP as of the date of the Financial Statements. Since December 31, 2006, neither the Bank nor any Subsidiary thereof has incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet delinquent) upon any properties or assets of the Bank or its Subsidiaries (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against the Bank or any of its Subsidiaries. Except as set forth on Schedule 3.13 the United States federal and state income Tax returns of the Bank and each of its Subsidiaries have not been audited by the Internal Revenue Service or relevant state Tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2003, as to the Internal Revenue Service and December 31, 2002 for the relevant state Tax authorities. Neither the Bank nor any Subsidiary thereof has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes.
     (b) The Bank and each of its Subsidiaries is in compliance with and their records contain all information and documents necessary to comply with all applicable Tax information reporting and Tax withholding requirements under applicable law and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
     (c) Neither the Bank nor any of its Subsidiaries is required to include in income any amount for an adjustment pursuant to Section 481(a) of the Code or the regulations thereunder or any similar provision of state law.
     (d) Neither the Bank nor any of its Subsidiaries is a “foreign person” for purposes of Section 1445 of the Code.
     (e) No claim has ever been made by an authority in a jurisdiction where the Bank does not file Tax returns that it is or may be subject to taxation by that jurisdiction.
     (f) The Bank and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

     (g) The Bank has not filed a consent under Code Section 341(f) concerning collapsible corporations.
     (h) The Bank has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (i) Neither the Bank nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
     (j) Neither the Bank nor any Subsidiary thereof is a party to any Tax allocation or sharing agreement other than the one(s) between the Bank and its Subsidiaries disclosed on Schedule 3.13. Neither the Bank nor any Subsidiary thereof (A) has been a member of an affiliated group (within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax return (other than a group of the common parent of which was the Bank) or (B) has any liability for the Taxes of any person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     (k) To the best of its knowledge, the Bank and each of its Subsidiaries has obtained and retained the taxpayer identification numbers (on IRS Form W-9 or a substantially similar form) of all persons to whom it has made payments of any kind as required by and in compliance with U.S. Treasury Regulations.
     (l) Neither the Bank nor any of its Subsidiaries has made any payments, nor is it or any of its Subsidiaries obligated to make any payments, nor is it or any of its Subsidiaries a party to any agreement that under any circumstances could obligate it or such Subsidiary to make any payments that are not “ordinary and necessary” expenses within the meaning of Section 162(a) of the Code.
     (m) For purposes of this Agreement, “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, exercise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax; of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     3.14 Compliance with Applicable Law.
     (a) The Bank and each of its Subsidiaries has in the past duly complied and is presently duly complying, in the conduct of its business and the ownership of its assets, with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, “Laws”). Neither the Bank nor any of its Subsidiaries has

received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Laws or requirements relating to or affecting the operations or properties of the Bank or its Subsidiaries.
     (b) The Bank and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses.
     (c) The Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and all Laws. None of the Bank, any of its Subsidiaries, or any director, officer or employee of the Bank or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
     3.15 Absence of Questionable Payments. Neither the Bank nor any of its Subsidiaries or its or its Subsidiaries’ directors, officers, employees or affiliates has at any time used Bank or Subsidiary funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback.
     3.16 Litigation. Except as set forth in Schedule 3.16, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Bank, threatened by or against, or otherwise affecting the Bank or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, court, agency, instrumentality or authority. The Bank does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 3.16, could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of the Bank.
     3.17 Insurance. Schedule 3.17 hereto sets forth a complete and accurate list and brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen’s compensation, health, title and other forms of insurance presently in effect with respect to the Bank and its Subsidiaries. All such policies are valid, outstanding and enforceable policies and will remain in full force and effect at least through the respective dates set forth in Schedule 3.17 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the Exchange. Neither the Bank nor any Subsidiary thereof has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Schedule 3.17 contains an accurate and complete description of any provision contained in the policies identified on Schedule 3.17 which provides for retrospective premium adjustment. Schedule 3.17 identifies all risks which the Bank has designated as being self-insured and the amount of reserve set aside by the Bank to cover such risk.

3.18 Employees and Fringe Benefit Plans.
     (a) Schedule 3.18 identifies all consulting or employment agreements and other agreements with individual consultants or employees to which the Bank or any of its Subsidiaries is a party and which are either currently effective or will become effective at the Closing Date, as well as any employee handbooks, policy manuals and job application forms currently in use by the Bank or any Subsidiary thereof. Copies of all such written agreements, policy manuals and handbooks have been delivered to the Company. Also shown on Schedule 3.18 are the names and dates of hire of each regular employee of the Bank and each such person’s rate of compensation and accrued vacation pay. No officer, manager or other key employee of the Bank or any Subsidiary thereof has notified the Bank or such Subsidiary of an intention to terminate employment or to seek a material change in his or her terms of employment.
     (b) Schedule 3.18 contains a complete list of “Plans” consisting of each:
          (i) “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is or has ever been maintained or administered by the Bank or a Subsidiary thereof, or to which the Bank or any Subsidiary contributes or has ever contributed, and which covers or has ever covered any employee or former employee of the Bank or any such Subsidiary or under which the Bank or any Subsidiary has any liability (a “Welfare Plan”);
          (ii) “employee benefit plan,” as defined in Section 3(3) of ERISA, which is or has ever been maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the “Code”);
          (iii) “employee pension benefit plan,” as defined in Section 3(2) of ERISA which is or has ever been maintained or administered by the Bank or any of its Subsidiaries, or to which the Bank or such Subsidiary contributes or has ever contributed, and which covers any employee or former employee of the Bank or any Subsidiary or under which the Bank or a Subsidiary thereof has any liability (a “Pension Plan”); and
          (iv) employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement or severance benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement or severance insurance, compensation or benefits which (a) is not a Welfare Plan or Pension Plan, (b) is (or has ever been) entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Bank or a Subsidiary thereof or under which the Bank or any Subsidiary thereof has any liability, and (c) covers any employee or former employee of the Bank or any Subsidiary thereof (collectively, “Benefit Arrangements”).
     (c) Except as disclosed in Schedule 3.18, the Bank or any “affiliate” of the Bank (as defined in ERISA and the Code) has never had to contribute to or had any liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer pension plan, as defined in Section 3(37) of ERISA or (iii) a Welfare Plan, nor has the Bank ever maintained or contributed to a Welfare Plan providing health or medical benefits for retired employees.
     (d) With respect to the Plans, a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, (iii) the last three annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan, (iv) any service agents relating thereto, (v) for each Pension Plan subject to Title IV of ERISA, the actuarial report as of the last valuation date, and (vi) the latest determination letter issued by the IRS for any Pension Plan have been forwarded by the Bank to the Company. Except as set forth on Schedule 3.18, the Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the “IRS”) to be so qualified. Except as set forth on Schedule 3.18, all reports and information required by law to be filed with the United States Department of Labor (“DOL”), or the IRS, or distributed to plan participants or their beneficiaries with respect to the Plans have been timely filed or distributed. Except as set forth on Schedule 3.18, all statements, notices and disclosures made on documents or forms required to be filed with the DOL or the IRS or distributed to participants or to their beneficiaries have been true and accurate and complete in all materials respects. Except as set forth on Schedule 3.18, with respect to any Welfare Plan, the Bank has complied with any applicable notice and contribution requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder. Except as set forth on Schedule 3.18, neither a Plan nor the Bank or any Subsidiary thereof has incurred any liability, penalty or tax under Chapter 43 of Subtitle D of the Code or Section 502(i), (j) or (l) of ERISA, and there has been no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans. Except as set forth on Schedule 3.18, each of the Plans has been maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), ERISA and the Code which are applicable to such Plans. Except as set forth on Schedule 3.18, no event has occurred for which, and no condition or set of circumstances exists under which the Bank or any Subsidiary thereof or an officer or director of the Bank or any Subsidiary thereof, or any of the Plans, reasonably could be subject to any liability, penalty or lost income tax deduction whether or not assessed, pending or threatened, directly or indirectly, under any applicable statute, order or governmental rules and regulations including, but not limited to, HIPAA, ERISA and the Code. Except as set forth on Schedule 3.18, there are no pending or anticipated claims against or otherwise involving any of the Plans, and no suit, action, audit or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Plans. Except as set forth on Schedule 3.18, all contributions, reserves or premium payments required to be made as of the date hereof have been timely made or are reflected in the Financial Statements, and the Bank or a Subsidiary thereof has timely deposited all amounts withheld from employees from such Plans in the appropriate trusts or accounts (to the extent such amounts are required to be so deposited). Except as set forth on Schedule 3.18, none of the Plans listed on Schedule 3.18 which are Welfare Plans provide for continuing benefits or coverage after termination or retirement from employment, except with respect to any “group health plan” as defined in Code Section 4980B(g) and ERISA Section 607. With respect to any Plan which is a “group health plan,” as so defined, the Bank warrants that in all “qualified events” (including those resulting from the Exchange) occurring prior to the Closing Date, the Bank or a Subsidiary thereof has offered to its eligible employees and their “qualified beneficiaries” the opportunity to elect continuation coverage under ERISA Section 602 to the extent required by ERISA Sections 601-607 and has provided that coverage, if elected, at no expense to the Bank or any Subsidiary thereof.
     (e) There is no Benefit Arrangement covering any employee or former employee of the Bank or a Subsidiary thereof that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Code or that could require withholding under Section 4999 of the Code.
     (f) Neither the Bank nor any “affiliate” of the Bank (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and the Bank and any affiliate has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.
     (g) To the knowledge of the Bank and except as disclosed on Schedule 3.18, no employee of the Bank or any Subsidiary thereof is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of the Bank or such Subsidiary or would conflict with the Bank’s or such Subsidiary’s business as conducted or proposed to be conducted. To the knowledge of the Bank, no employee of the Bank or any Subsidiary thereof is in violation of the terms of any employment agreement or non-competition agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending or threatened with regard thereto.
     (h) Each Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and other applicable IRS guidance from the period beginning January 1, 2005 through the date hereof.

     3.19 Environmental Matters. Definitions:
     “Hazardous Material” is any material, waste or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, acutely hazardous, pollutants or containments or otherwise a danger to health, safety or the environment, including without limitation petroleum or any constituent thereof, lead containing paint or plumbing, asbestos and asbestos-containing material, area formaldehyde foam insulating, and polychlorinated biphenyls.
     “Governmental Authority” is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or any Business Facility of the Bank.
     “Business Facility” is the real property including the land, the improvements thereon, and the ground water and surface water thereof, that the Bank or any Subsidiary thereof has at any time owned, operated, occupied, controlled or leased.
     “Environmental Laws” are all laws, rules, regulations, orders, treaties, statutes, and codes which relate to the protection of health, safety or the environment or prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations and publications promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing.
     “Hazardous Material Activity” is the transportation, transfer, recycling, storage, use, generation, treatment, manufacture, investigation, handling, removal, remediation, Release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.
     “Environmental Permit” is any approval, permit, license, registration, identification number, clearance or other consent required to be obtained from any private person or any Governmental Authority under any Environmental Laws.
     “Release” is as defined in CERCLA.
     Environmental Representations: Except as set forth in Schedule 3.19, the Bank hereby represents and warrants as to any Business Facility that to the best of its knowledge:
     (a) Condition of Property: As of the Closing, there has been no Release of any Hazardous Material at, on, under or from any Business Facility and no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Business Facility. Except as set forth in Schedule 3.19, there are and have been no Hazardous Material underground or aboveground storage tanks present at, on or under any Business Facility.
     (b) Compliance: The Bank and its Subsidiaries are currently in compliance with all Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits. The Bank and its Subsidiaries have not in the past violated any Environmental Laws or Environmental Permits. The Bank and its Subsidiaries have conducted all Hazardous Material Activities relating to the Bank or such Subsidiaries in compliance with all applicable Environmental Laws. The Hazardous Materials Activities of the Bank and its Subsidiaries prior to the Closing have not resulted in the Release of Hazardous Material into the environment or the exposure of any person to a Hazardous Material in a manner which has or will cause an adverse health effect to said person.
     (c) Permits: Schedule 3.19 accurately describes all of the Environmental Permits currently held by the Bank or any Subsidiary thereof and relating to the business and the Environmental Permits listed on Schedule 3.19 are all of the Environmental Permits necessary for the continued conduct of any of the Bank’s and its Subsidiaries’ business as such activities are currently being conducted. All such Environmental Permits are valid, in full force and effect, and will survive the Closing without modification. Each of the Bank and its Subsidiaries has complied in all respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to the Bank’s or its Subsidiaries’ business. To the best knowledge of the Bank, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon the Bank or any Subsidiary thereof the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Bank or any Subsidiary thereof is bound as a condition to the performance and enforcement of this Agreement have been obtained or will be obtained prior to the Closing at no cost to the Bank, any Subsidiary thereof or the Company.
     (d) Environmental Litigation: No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Bank’s knowledge threatened, against the Bank or any Subsidiary thereof under or relating to any Environmental Law, any Environmental Permit or any Hazardous Materials Activity of the Bank or such Subsidiary.
     (e) Environmental Liabilities: The Bank is not aware of any fact or circumstance which could involve the Bank or any Subsidiary thereof in any environmental litigation or impose upon the Bank, any Subsidiary thereof or, following the Closing, the Company, any environmental liability which could have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of the Bank.
     (f) Reports and Records: The Bank has delivered to the Company or made available for inspections by the Company and its agents and employees all records concerning the Hazardous Material Activities of the Bank and its Subsidiaries and all

environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise available to, the Bank. The Bank has complied with all environmental disclosure obligations imposed upon the Bank and its Subsidiaries with respect to this transaction by applicable Law.
      (g) Regulatory Actions: There is no past or present regulatory or enforcement action that could be reasonably expected to require the Bank or any Subsidiary thereof to incur costs of removal, remediation, response, investigation, or corrective action pursuant to any Environmental Law.
3.20 Contracts and Commitments. Except as set forth in Schedule 3.20 hereto:
     (a) Exclusive of lending arrangements made in the ordinary course of the Bank’s business in accordance with past practice, neither the Bank nor any Subsidiary thereof has any contracts, commitments, arrangements or understandings which (i) may involve the expenditure by the Bank or a Subsidiary after the Closing of more than $50,000 for any individual contract, commitment, arrangement or understanding; or (ii) was not entered into in the ordinary course of business. The legal enforceability after the Closing of the rights of the Bank or any Subsidiary thereof under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the Exchange.
     (b) All of the contracts to which the Bank or any Subsidiary thereof is a party or by which it or such Subsidiary is bound are in full force and effect, are valid and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder. The terms and conditions of all such contracts, agreements, or commitments are reasonable and customary in the industries and trades in which the Bank operates, and there are no extraordinary terms contained therein.
     (c) There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to or by the Bank or any Subsidiary thereof under current or completed contracts, agreements, or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation. No such person or entity has made written demand for such renegotiation.
     (d) Except as described in Schedule 3.20, neither the Bank nor any Subsidiary thereof is a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants or advisors that are not cancelable by the Company on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement or arrangement providing for the payment of any bonus or commission, or (iii) any agreements that contain any severance or termination pay, liabilities or obligations.
     (e) Except as set forth on Schedule 3.20, neither the Bank nor any Subsidiary thereof is a party to any licensing agreement, either as licensor or licensee.

     (f) The Bank is not restricted or purported to be restricted by agreement or otherwise from carrying on its business anywhere in the United States.
     3.21 Regulatory Filings. Except as set forth on Schedule 3.21, as of the date of this Agreement, the Bank and each of its Subsidiaries has timely filed and will continue to timely file all required reports and statements, together with any amendments required to be made with respect thereto, with applicable financial institution regulatory agencies including, but not limited to, the OCC and the Federal Deposit Insurance Corporation (the “FDIC”) (the “Regulatory Agencies”), (ii) the Bank has not received oral or written notification from any Regulatory Agency that any such required filings were deficient as to form or content except with respect to matters previously cured to the satisfaction of such Regulatory Agency, and the Bank has no knowledge of the existence of any fact or circumstance which might be expected to cause any Regulatory Agency to so regard such filings, and (iii) the Bank will promptly notify the Company of any oral or written notification from any Regulatory Agency that any required filings are deficient in any material respect as to form or content. As of their respective dates, such reports, statements or documents, including the financial statements, exhibits, financial data, schedules and exhibits thereto, complied with all applicable Laws.
     3.22 Regulatory Compliance. Except as set forth on Schedule 3.22, since January 1, 2002, the Bank and each of its Subsidiaries has been in compliance with all applicable Laws and the regulations of all appropriate Regulatory Agencies and no reports, letters, order or other communications have been received by the Bank or such Subsidiaries from the Federal Reserve Board, the OCC, the FDIC or any other federal or state financial institution regulatory authority, or the designated representatives of any of them, which has questioned or criticized compliance with Laws or regulations affecting the Bank or such Subsidiaries; and the Bank and each of its Subsidiaries will take no actions which will cause the Bank or such Subsidiaries not to be in compliance with the Laws and regulations of any appropriate Regulatory Agency. The Bank will promptly notify the Company of any report, letter, order or other communication from any appropriate Regulatory Agency which questions or criticizes in any material respect compliance by the Bank or its Subsidiaries with such Laws or regulations.
     3.23 Loan Portfolio.
     (a) Except as set forth on Schedule 3.23, neither the Bank nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note, or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees, and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of May 31, 2007, and after that date and prior to the Closing Date, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of May 31, 2007, and after that date and prior to the Closing Date, Loans with any director, executive officer, or five percent (5%) or greater shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by, or under common control with the Bank. Schedule 3.23 sets forth (i) all of the Loans that, as of May 31, 2007, and after that date and prior to the Closing Date, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Impaired” within the meaning of FASB 114, “Concerned Loans,” “Watch

List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans that, as of May 31, 2007, and after that date and prior to the Closing Date, were (or should properly have been) classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Bank, as of May 31, 2007, and after that date and prior to the Closing Date, that was (or should properly have been) classified as “Other Real Estate Owned” and the book value thereof.
     (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of the Bank, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     3.24 Labor Matters. Except as set forth on Schedule 3.24, there are no collective bargaining agreements in effect between the Bank or any Subsidiary thereof and labor unions or organizations representing any of the Bank’s or such Subsidiaries’ employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in Schedule 3.24, (i) each of the Bank and its Subsidiaries is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against the Bank or any Subsidiary thereof pending or threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving the Bank or any Subsidiary thereof; (iv) no question concerning representation has been raised or is threatened respecting the employees of the Bank or any Subsidiary thereof; (v) no grievance or arbitration proceeding is pending and no claim therefor exists; (vi) no private agreement restricts the Bank or any Subsidiary thereof from relocating, closing or terminating any of its operations or facilities; and (vii) the Bank and each of its Subsidiaries has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.
     3.25 No Breach. Each arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any Schedule hereto under which the Bank or a Subsidiary thereof has any right, interest or obligation is in full force and effect; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and the Bank has not breached any provision of, nor does there exist any default under, or event (including the execution and delivery of this Agreement and the consummation of the Exchange which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.
     3.26 Corporate Records. The Bank has delivered or provided to the Company for its review true, complete and correct copies of the following items, as amended and presently in effect for each of the Bank and any Subsidiary thereof: (a) Articles of Association or similar document, (b) Bylaws, (c) minute books, and (d) stock registration books. Except as set forth on Schedule 3.26, the minute books contain a record of all shareholder and director meetings and actions taken without a meeting from the date of the Bank’s or such Subsidiary’s incorporation to the date hereof. The stock registration books are complete and accurate and contain a complete record of all transactions in the Bank’s or such Subsidiary’s capital stock from the date of its incorporation to the date hereof.
     3.27 Agreements with Regulatory Agencies. Except as disclosed on Schedule 3.27, neither the Bank nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2002, a recipient of any supervisory letter directed to the Bank from, or since January 1, 2002, has adopted any board resolutions at the request of any Regulatory Agency or federal, state or local court, administrative agency or commission or other Governmental Authority or instrumentality which currently restricts in any material respect the conduct of its business, which would restrict the consummation of the transactions contemplated by this Agreement, or which in any material manner is related to its capital adequacy, its credit policies, its management or its business (each, a “Bank Regulatory Agreement”), nor, to the knowledge of the Bank, has the Bank been advised since January 1, 2002, by any such Regulatory Agency or Governmental Authority that it is considering issuing or requesting any such Bank Regulatory Agreement.
     3.28 Broker’s Fees. Except for Professional Bank Services, Inc. and Investment Bank Services, Inc., neither the Bank nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Exchange or related transactions contemplated by this Agreement.
     3.29 Opinion of the Bank’s Financial Advisor. The Bank has received the opinion of its financial advisor, Professional Bank Services, Inc., dated the date of this Agreement, to the effect that the Exchange Consideration to be received by the holders of the Shares is fair, from a financial point of view, to the Bank and the shareholders.
     3.30 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Bank or for the account of a customer of the Bank or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Bank’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Bank or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect and the Bank and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued. To the Bank’s knowledge there are no material breaches, violations or defaults or allegations of such by any party thereunder.

     3.31 Full Disclosure. The Bank and its officers and directors have provided the Company and its representatives with all documents requested, and truthful responses to all questions asked of them. The Bank and each of its officers and directors has not withheld from the Company disclosure of any event, condition or fact which such person knows, or has reasonable grounds to know, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings or business of the Bank. To the extent, however, that information is contained in documents produced by the Bank, such information shall be deemed to govern over oral statements made by any director, officer or other representative of the Bank.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES BY THE COMPANY
     The Company hereby represents and warrants that, except as reflected in the Disclosure Schedules, the following are true and correct:
     4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the Exchange.
     4.2 Authorization. The Board of Directors of the Company has taken all action required by law, its Charter and its Bylaws to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange.
     4.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting creditors rights generally or by general principles of equity.
     4.4 No Violation. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Exchange will (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Company or any of its subsidiaries is a party or by which any of the Company’s or any of its subsidiaries’ assets or properties are bound; (b) violate any provision of the Charter or Bylaws of the Company or similar organizational document of any subsidiary; (c) violate any order, ordinance, arbitration award, judgment, writ, injunction, decree, statute, code, rule or regulation applicable to the Company, any of its subsidiaries or any of the Company’s or its subsidiaries’ respective properties or assets; or (d) violate any other contractual or legal obligation or restriction to which the Company or any of its subsidiaries is subject, including the requirement that the Company maintain specified levels of capitalization under federal and state laws.
     4.5 Consents and Approvals. Except as set forth in Section 6.2, the Company has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by the Company.
     4.6 Litigation. Except as set forth in the Company’s filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened by or against, or otherwise affecting the Company or any of its subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, court, agency, instrumentality or authority that could materially and adversely affect the Company’s ability to complete the Exchange or the other transactions described in this Agreement. The Company does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.
     4.7 Regulatory Compliance. The Company and each of its subsidiaries is in compliance in all material respects with all Laws, rules and regulations applicable to it or them, both individually and on a consolidated basis.
     4.8 Agreements with Regulatory Agencies; Regulatory Issues. Neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Regulatory Agency or federal, state or local court, administrative agency or commission or other Governmental Authority or instrumentality which currently restricts in any material respect the conduct of its business, which would restrict the consummation of the Exchange or any of the other transactions contemplated by this Agreement, or which in any material manner is related to its capital adequacy (each, a “Company Regulatory Agreement”), nor, to the knowledge of the Company, has the Company been advised by any such Regulatory Agency or Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.
ARTICLE 5.
COVENANTS AND AGREEMENTS RELATING TO CONDUCT OF BUSINESS
     The Bank agrees that from the date hereof until the Closing, and thereafter if expressly so specified, it will operate and will cause its Subsidiaries to operate in the ordinary course of business consistent with past practice and, without limiting the foregoing, fulfill the following covenants and agreements in all material respects unless otherwise consented to by the Company in writing, which consent shall not be unreasonably withheld, conditioned or delayed:
     5.1 Conduct of Business Pending the Closing.
     (a) The Bank will use its best efforts to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of the Bank and its Subsidiaries, to preserve the business organizations of the Bank and its Subsidiaries intact, to keep available to the Company the Bank’s and its Subsidiaries’ officers and employees, and to preserve for the Company the present relationships of the Bank and its Subsidiaries with its vendors (by paying amounts owed to them on a timely basis consistent with past practice) and customers and others having business relationships with the Bank and its Subsidiaries.
     (b) The Bank will not, and will cause its Subsidiaries not to, do or omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of the Bank or such Subsidiary, or any breach of any representation, warranty, covenant or agreement made by the Bank herein.
     (c) The Bank will, and will cause its Subsidiaries to, duly comply in with all Laws applicable to it and its Subsidiaries and its and its Subsidiaries’ respective business and operations and all Laws, compliance with which is required for the valid consummation of the Exchange; provided, that immaterial and unintentional violations that are promptly corrected when recognized shall not be a violation of this Agreement.
     (d) The Bank will not, and will cause its Subsidiaries not to, (i) grant any increase in the wages or salary of any officer, director, employee or agent of the Bank or any Subsidiary thereof, except normal wage or salary increases for employees or directors in the ordinary course of business and consistent with past practice; (ii) except pursuant to existing compensation arrangements, by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, director, employee or agent; (iii) pay any severance or termination pay or any bonus other than pursuant to written policies or agreements in effect on the date of this Agreement and disclosed on Schedule 5.1(d); (iv) enter into or amend any employment agreement or severance agreement with any employee; (v) enter into or extend any labor contract with any hourly-paid employees or any union; or (vi) agree to take any such action.
     (e) The Bank will not, and will cause its Subsidiaries not to, adopt any new Benefit Arrangement or make any material change in or to any existing Benefit Arrangement, other than any such change as is required by Law or that, in the opinion of counsel reasonably acceptable to the Company, is necessary to maintain the tax qualified status of any such Benefit Arrangement.
     (f) The Bank will not, and will cause its Subsidiaries not to, issue any additional shares of its capital stock.
     (g) Except for pledges of securities in the ordinary course of business in accordance with past practice, the Bank will not, and will cause its Subsidiaries not to, sell, transfer, mortgage, pledge or otherwise dispose of or subject to lien or any other encumbrance any of its properties or assets that are material to the Bank or such Subsidiary to any individual, corporation, or other entity or cancel or release or assign any indebtedness that is material to the Bank or such Subsidiary to any such person or any claims held by any such person that are material to the Bank or such Subsidiary in each case other than in the ordinary course of business consistent with past practice.
     (h) Except for commitments disclosed in this Agreement, the Bank will not, and will cause its Subsidiaries not to, make any capital expenditure in excess of $10,000 individually or $50,000 when combined with all other capital expenditures made after the date hereof and prior to the Closing Date, except for emergency or exigent repairs not in excess of $50,000 in the aggregate which shall be promptly reported to the Company.
     (i) The Bank will not, and will cause its Subsidiaries not to, commence any claim, action, or proceeding other than in the ordinary course of business, consistent with past practice or settle any claim, action or proceeding involving any liability for the Bank or any Subsidiary thereof for material money damages or restrictions upon the operations of the Bank or such Subsidiary.
     (j) The Bank will not, and will cause its Subsidiaries not to, enter into or commit to enter into any new loans outside its ordinary course of business, consistent with past practice, or in an original principal amount in excess of $250,000, or renew, or commit to renew, any existing loans in a principal amount in excess of $250,000, or enter into new loan transactions other than renewals of existing loans not in excess of current outstanding indebtedness subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. § 215 (or the equivalent) in excess of $2,000,000 in the aggregate.
     (k) The Bank will not, and will cause its Subsidiaries not to, terminate or materially modify any lease, license, permit, contract or other agreement to which it is a party.
     (l) The Bank will not, and will cause its Subsidiaries not to, declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities, except that the Bank may pay cash dividends for the period from January 1, 2007 through the Closing Date at a rate not in excess of $100,000 in the aggregate for each completed fiscal quarter plus a regular cash dividend equal to the result of multiplying $100,000 by a fraction equal to the number of days elapsed in any partially completed fiscal quarter, including the Closing Date, divided by 90.
     (m) The Bank will not, and will cause its Subsidiaries not to, enter into any transaction outside the ordinary course of business.
     (n) The Bank will not, and will cause its Subsidiaries not to, amend its Articles of Association or Bylaws or similar organizational documents.
     (o) The Bank will not, and will cause its Subsidiaries not to, incur any additional indebtedness except in the ordinary course of business.
     (p) The Bank will not, and will cause its Subsidiaries not to, cancel any other debts or claims, or waive any rights of substantial value.
     (q) The Bank will not, and will cause its Subsidiaries not to, make any change in any method of tax or financial accounting or accounting practice except for those changes recommended by the Bank’s independent certified public accounting firm or its tax consultants, as applicable and in compliance with GAAP and all Laws.
     (r) The Bank will not, and will cause its Subsidiaries not to, pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of the officers or directors of the Bank, any affiliates or associates of the Bank or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of the Bank or such Subsidiaries at rates not exceeding the rates of compensation in effect at May 31, 2007 and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $5,000 at any one time outstanding. However, the Bank may continue to pay directors fees at current rates and in accordance with past practices and make payments specified in the agreements listed in Schedule 3.18 (copies of which have been previously delivered to the Company) that are required to be made pursuant to the terms of such agreements.
     (s) The Bank will not, and will cause its Subsidiaries not to, other than in prior consultation with the Company, purchase any investment securities with an average life greater than three (3) years, or otherwise restructure or materially change its investment securities portfolio or its gap position, through sales, purchases or otherwise, or the manner in which the portfolio is classified or reported.
     (t) The Bank will not, and will cause its Subsidiaries not to, take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Exchange set forth in Article 7 not being satisfied or in a violation of any provision of this Agreement, except in each case, as may be required by applicable Law.
     (u) The Bank will not, and will cause its Subsidiaries not to, take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Authority required for consummation of the transactions contemplated by this Agreement.
     (v) The Bank will not, and will cause its Subsidiaries not to, enter into any agreement to do any of the foregoing.
     5.2 Non-Solicitation.
     (a) After the date hereof and prior to the Closing Date, the Bank agrees (a) that it shall, and shall direct and use its best efforts to cause its and its Subsidiaries’ directors, officers, employees, advisors, accountants and attorneys (the “Representatives”), not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, reorganization, share exchange, consolidation or similar transaction involving the Bank, or any purchase of all or any significant portion of the assets or any equity securities of the Bank (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or, except as required by their fiduciary duty as a board of directors with respect to unsolicited offers, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal; (b) that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than the Company conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.2; and (c) that they will notify the Company immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.
     (b) The Bank agrees that the Company will be entitled to the payment specified in Section 9.2 as complete liquidated damages in lieu of all other damages if the Bank or its board of directors recommends or accepts any competing offer or Acquisition Proposal described in this Section and the Exchange is, as a result, not consummated.
     5.3 Reports. The Bank shall file all reports required to be filed by it with Regulatory Agencies between the date of this Agreement and the Effective Time and shall deliver to the Company copies of such reports promptly after they are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Bank as of dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports will comply with all applicable Laws. Any financial statements contained in any other reports to any Regulatory Agency shall be prepared in accordance with all Laws, rules and regulations applicable to such reports.
     5.4 Additional Financial Information. The Bank shall furnish to the Company or its representatives (A) within 20 days of the close of each fiscal month, monthly operational statements of its condition and income, (B) within 40 days of the close of each fiscal quarter, a copy of the Bank’s Call Report as filed with the OCC prepared by the Bank in accordance with past practice, and (C) such additional financial and operating data and other information relating to the Bank and its Subsidiaries as may be reasonably requested by the Company, to the extent access to and disclosure of such additional financial and operating data would not violate the terms of any agreement to which the Bank is bound provided that the Bank shall use its commercially reasonable efforts to obtain any consents necessary to provide such access or disclosure under such agreements) or any applicable law.
     5.5 Schedules. The Bank shall have the continuing obligation to supplement or amend promptly the Disclosure Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Disclosure

Schedules. Such updates shall be made not less frequently than monthly or for items that are customarily updated quarterly, such other period as the information being disclosed is updated by the Bank in the ordinary course of business. The Disclosure Schedules shall be treated as confidential by both the Company and the Bank and shall not be disclosed except in the event of necessary disclosures to regulatory agencies, as required by Law, and in litigation that may occur with respect to this Agreement.
ARTICLE 6.
COVENANTS AND AGREEMENTS OF THE BANK AND COMPANY
     6.1 Proxy Statement; Bank Shareholders’ Meeting. As soon as reasonably practicable following the date hereof, the Bank shall prepare a proxy statement relating to the Exchange and shall mail such proxy statement to its shareholders with a copy of this Agreement and the Articles of Share Exchange. The Bank shall call a meeting of its shareholders for the purposes of voting on this Agreement and the Exchange and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable following the date hereof. The board of directors of the Bank shall use its reasonable best efforts (subject to its fiduciary duty) to obtain from the shareholders the vote in favor of the adoption of this Agreement and the Exchange required by applicable Law, including the AHEOA, and the Bank’s Articles of Association and Bylaws. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement and the Exchange shall be submitted to the shareholders at such meeting for the purpose of obtaining the shareholders’ approval of this Agreement and the Exchange and nothing contained herein shall be deemed to relieve the Bank of such obligation. The Bank shall be responsible for all information contained in the proxy materials described in this Section that it supplies and the Company shall be responsible for information that it supplies. The Bank shall provide preliminary copies of its proxy materials to the Company a reasonable period of time prior to mailing and the Company shall have the right to comment thereon. The first date that the Bank mails such proxy materials to shareholders shall be the “Proxy Mail Date.”
     6.2 Regulatory Filings.
     (a) The Bank and the Company shall cooperate and use their respective reasonable best efforts to promptly prepare and supplement, as needed, all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Authorities necessary to consummate the Agreement and the Exchange; and any initial filings with the Regulatory Agencies and Governmental Authorities shall be made by the Bank and the Company, as the case may be, as soon as reasonably practicable after the execution hereof but in no event later than ten (10) business days after the date hereof. Each of the Bank and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to any information submitted to any third party, any Regulatory Agency or any Governmental Authority in connection with the Exchange. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties, Regulatory Agencies or Governmental Authorities necessary or advisable to consummate the Exchange, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Exchange.
     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party, Regulatory Agency or Governmental Authority in connection with the Exchange; provided that no third party that is not a Regulatory Agency or not already bound by an obligation of confidentiality to the Company, which obligation of confidentiality shall inure to the benefit of the Bank, shall be entitled to receive any confidential information unless it has signed a confidentiality agreement (with non-disclosure and non-use provisions) reasonably satisfactory to and enforceable by the Bank.
     6.3 Access; Confidentiality.
     (a) After the execution of this Agreement and continuing until the Closing, the Bank shall permit the Company and its counsel, accountants and other representatives full access during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to the Bank and its Subsidiaries and will furnish the Company and its representatives during such period with all such information concerning the Bank’s and its Subsidiaries’ affairs and such copies of such documents relating thereto, as the Company or its representatives may reasonably request.
     (b) Except as otherwise approved by the Company in writing prior to disclosure, the Bank will not disclose and will cause its Subsidiaries and Representatives not to disclose to any other person not an executive officer of either the Bank or the Company, nor make any public announcement of, the transactions contemplated by this Agreement prior to the execution of this Agreement. The parties will issue the press release as provided in Section 6.6.
     (c) All information provided by the Bank hereunder to the Company that is “Due Diligence Information” or “Evaluation Material” as defined in the two confidentiality agreements previously signed by the Company with IBS and the Bank (the “Confidentiality Agreements”) shall be subject to the terms of the Confidentiality Agreements.
     (d) Subject to any time limitations set forth in the Confidentiality Agreement, the provisions of this Section 6.3 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, the Bank.
     6.4 Legal Conditions to the Exchange. Each of the Bank and the Company shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party with respect to the Exchange and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency or Governmental Authority and any other third party that is required to be obtained by the Bank or the Company in connection with the Exchange and the other transactions contemplated by this Agreement.
     6.5 Advice of Changes. The Bank shall promptly advise the Company of any change or event having a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of the Bank or any Subsidiary thereof. The Bank and the Company shall each promptly advise the other party of any change or event which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
     6.6 Press Releases. The Bank and the Company shall consult with each other before issuing any press release or other public statement with respect to the Exchange or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party (but after consultation, to the extent practicable under the circumstances) issue such press release or make such public statement as may be required by Law. Upon execution of this Agreement, the parties will promptly, and in accordance with applicable Laws, issue a press release reasonably satisfactorily to each of the parties.
     6.7 Consents and Approvals. The Bank shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of the Bank to carry out the Exchange and shall provide to the Company such information as the Company may reasonably require to make such filings and prepare such applications as may be required for the consummation by the Company of the Exchange. The parties shall request confidentiality with respect to the information in the filings to the extent that such filings contain business plans, proprietary or non-public information, or information that is personally identifiable with any customer.
     6.8 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Bank, or who is or was serving at the request of the Bank as a director, officer, employee or agent of another person, which entities are specified on Schedule 6.8 hereto (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Bank or any entity specified on Schedule 6.8 hereof or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Bank shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
     (b) The Company shall use its reasonable best efforts to cause the individuals serving as officers and directors of the Bank or any entity specified on Schedule 6.8 hereto, immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Bank (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy and provided, further, that the Company shall not be obligated to provide such coverage to the extent that the cost of such coverage from the Bank’s insurer on the date thereof exceeds or would exceed 150% of the cost of the current annual premiums of such coverage immediately prior to the Effective Time) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. The Company shall assure that such coverage shall extend existing coverage for claims made within six years of the Effective Time. If the cost exceeds 150%, then the Company shall purchase the maximum coverage available for the amount of coverage available up to the 150%.
     (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.8.
     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Bank and the Company agree to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Exchange as promptly as practicable, including the satisfaction of the conditions set forth in Article 7 hereof, and shall cooperate fully with the other party hereto to that end.

ARTICLE 7.
CONDITIONS PRECEDENT
     7.1 Conditions to the Obligation of Each Party. The respective obligation of each of the parties hereto to consummate the Exchange is subject to the satisfaction or, waiver by the parties hereto, at or prior to the Effective Time, of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite affirmative vote of the holders of the Shares.
     (b) Regulatory Approvals. All regulatory approvals of any Regulatory Agency or Governmental Authority to consummate the Exchange shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No such consent or approval shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of any assets) which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the Exchange, that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.
     (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Regulatory Agency or Governmental Authority or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Exchange or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Agency or Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Exchange.
     7.2 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Exchange is subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. The representations and warranties made by the Bank in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by the Bank pursuant to this Agreement shall be, in all material respects, true and correct when made and at and as of the Effective Time as though such representations and warranties were made at and as of the Effective Time.
     (b) Performance by the Bank. The Bank shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed prior to the Effective Time.
     (c) Certificates of the Bank. The Bank shall have delivered to the Company a certificate, signed by the Bank’s Chairman and President, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and (b) hereof.

     (d) Consents and Approvals. The Company shall have received from the Bank executed counterparts of the consents referred to in Section 3.6 hereof and all other consents required, for the consummation of the Exchange, all of which consents shall be in form and substance reasonably satisfactory to the Company.
     (e) Litigation. On the date of the Closing, neither the Bank nor any Subsidiary thereof shall be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the reasonable opinion of the Company, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business the Bank or any Subsidiary thereof or the Exchange; and there shall be no lawsuits pending against the Bank, or any Subsidiary thereof, seeking to enjoin, prohibit, restrain or otherwise prevent the Exchange.
     (f) No Material Adverse Change. Since the date of this Agreement, there shall not have been any circumstance, development, state of fact or matter which has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings or business of the Bank.
     (g) Voting Agreement. Each of the directors of the Bank, together with each of the persons listed on Schedule 7.2(g), shall have entered into a voting agreement, in the form of Exhibit A attached hereto (the “Voting Agreement”).
     (h) Consulting/Employment Agreements. Each of Lorraine W. Bates and Billy R. McCoy shall have entered into a consulting agreement and employment agreement, respectively, in the form of Exhibit B and Exhibit C, respectively, attached hereto.
     (i) Net Worth of the Bank. The Net Worth of the Bank at the Effective Time (taking into account any fees and expenses of the Bank related to the transaction contemplated by this Agreement, including those of the Bank’s financial advisors and legal advisors) shall be not less than $15,100,000. This calculation shall exclude the effect of any changes in the Bank’s capital subsequent to March 31, 2007 related to the after tax adjustment for the available for sale securities portfolio. The amount of the negative adjustment as of March 31, 2007 was $181,000. The calculation shall also exclude the amounts paid to cancel any licenses, operating agreements, contracts, agreements or arrangements cancelled by the Bank at the request of the Company.
     (j) The Board of Directors of the Bank shall have voted to terminate the Bank’s 401(k) plan immediately prior to and conditioned upon the Effective Time.
     7.3 Conditions to the Obligations of the Bank. The obligation of the Bank to consummate the Exchange is subject to the satisfaction, or waiver by the Bank, at or prior to the Effective Time, of the following conditions
     (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be, in all material respects, true and correct when made and at and as of the Effective Time as though such representations and warranties were made at and as of the Effective Time.
     (b) Performance. The Company shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be so complied with or performed prior to the Effective Time.
     (c) Officer’s Certificate. The Company shall have delivered to the Bank a certificate, signed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 7.3 (a) and (b) hereof.
     (d) New Capital. The Company shall have, not later than three (3) business days before the Effective Time, raised any sufficient additional capital that it will need to consummate the Exchange and pay the sums specified in Article 1.
ARTICLE 8.
NON-SURVIVAL OF REPRESENTATIONS
     8.1 Non-Survival of Representations. None of the representations or warranties of the Bank or the Company contained in this Agreement shall survive the Closing. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.
ARTICLE 9.
TERMINATION OF AGREEMENT
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of the Company and the Bank;
     (b) by the Company, if there has been a material violation or breach by the Bank of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or cured within thirty (30) days following written notice to the Bank of such breach or which breach, by its nature cannot be cured prior to the Effective Time;
     (c) by the Bank, if there has been a material violation or breach by the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or cured within thirty (30) days following written notice to the Company of such breach or which breach, by its nature cannot be cured prior to the Effective Time;
     (d) by the Company if any of the conditions in Section 7.1 or 7.2 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;
     (e) by the Bank, if any of the conditions in Section 7.1 or 7.3 of this Agreement has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Bank to comply with its obligations under this Agreement) and the Bank has not waived such condition on or before the Closing Date;
     (f) by the Company if (i) the board of directors of the Bank does not publicly recommend in the proxy statement required by Section 6.1 hereof that the shareholders approve and adopt this Agreement; (ii) after recommending in the proxy statement that the shareholders of the Bank approve and adopt this Agreement, the board of directors of the Bank shall have withdrawn, modified or amended such recommendation in any manner adverse to the Company; or (iii) the Bank materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or of a failure to prepare and mail to its shareholders the proxy statement in accordance with the requirements of Section 6.1 hereof;
     (g) by the Company if the approval of the Exchange by shareholders of the Bank holding the requisite number of shares required to approve the Exchange shall not have been obtained upon a vote taken thereon at a duly held meeting of the shareholders or at any adjournment or postponement thereof within 90 days of the date hereof;
     (h) by either the Bank or the Company, upon written notice to the other party, if a Regulatory Agency or Governmental Authority that must approve the Exchange has denied approval of the Exchange and such denial has become final and non-appealable; or any Regulatory Agency or Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Exchange, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;
     (i) by either the Company or the Bank if the transactions contemplated by this Agreement shall not have been consummated on or before January 31, 2008; or
     (j) by the Bank, upon written notice to the Company, if the parties shall not have been able to obtain the approval of any Regulatory Agency required to consummate the Exchange prior to January 31, 2008 and such failure is the result, in whole or in part, of the Company’s inability to obtain financing required to obtain such required regulatory approvals.
     9.2 Company Termination Fee. (a) The parties hereby acknowledge and agree that the Company has committed and will commit substantial time, effort, resources and expenses, will forgo other opportunities in pursuing the Exchange and would not enter into this Agreement unless the Bank agreed to the provisions of this Section 9.2. The Bank agrees that it shall pay by wire transfer of immediately available funds to the Company a termination fee in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000), (the “Company Termination Fee”), in the event that the Agreement is terminated as follows:
          (i) if the Company shall terminate this Agreement pursuant to Section 9.1(f) of this Agreement, then the Bank shall pay the Company Termination Fee on the business day following such termination;
          (ii) if the Company shall terminate this Agreement pursuant to Section 9.1(g) of this Agreement because the required shareholder approvals of the Bank shall not have been received within ninety (90) days of the date of this Agreement, then the Bank shall pay the Company Termination Fee on the business day following such termination; or
          (iii) if the Company shall terminate this Agreement pursuant to Section 9.1(b) of this Agreement because the Bank shall have failed to comply with its covenants and agreements set forth in Section 6.9 of this Agreement, then the Bank shall pay the Company Termination Fee on the business day following such termination.
     1 (b) If the Company Termination Fee is not paid as provided, then the Company shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal under the section entitled “Money Rates” on the unpaid amount of the Company Termination Fee from the time the Company Termination Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys’ fees and expenses.
     (c) The Company and the Bank hereby acknowledge and agree that the Company Termination Fee shall compensate the Company for (i) expenses incurred for attorneys, accountants, financial advisors and consultants of the Company in pursuing this Agreement and the Exchange, and (ii) the Company’s management time and expense in investigating, analyzing, developing and pursuing this Agreement and the Exchange. The Bank further acknowledges and agrees that the amount of the Company Termination Fee is fair, reasonable and not a penalty and that its obligation to pay the Company Termination Fee shall survive any termination of this Agreement by the Bank or the Company. The Company agrees that the Bank’s payment of the Company Termination Fee shall be liquidated damages that fully compensates the Company for the Bank’s breaches of this Agreement.
     9.3 Bank Termination Fee.
     (a) The parties hereby acknowledge and agree that the Bank has committed and will commit substantial time, effort, resources and expenses, will forgo other opportunities in pursuing the Exchange and would not enter into this Agreement unless the Company agreed to the provisions of this Section 9.3. The Company agrees that it shall pay by wire transfer of immediately available funds to the Bank on the business day following such termination, a termination fee in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000), (the “Bank Termination Fee”), in the event that the Agreement is terminated as follows:
          (i) if the Bank shall terminate this Agreement pursuant to Section 9.1(j) of this Agreement, then the Company shall pay the Bank Termination Fee on the business day following such termination; or
          (ii) if the Bank shall terminate this Agreement pursuant to Section 9.1(c) of this Agreement, because the Company failed to comply with its covenants and agreements set forth in Section 6.9 of this Agreement, then the Company shall pay the Bank Termination Fee on the business day following such termination.
     (b) If the Bank Termination Fee is not paid as provided, then the Bank shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal under the section entitled “Money Rates” on the unpaid amount of the Bank Termination Fee from the time the Bank Termination Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys’ fees and expenses.
     (c) The Company and the Bank hereby acknowledge and agree that the Bank Termination Fee shall compensate the Bank for (i) expenses incurred for attorneys, accountants, financial advisors and consultants of the Bank in pursuing this Agreement and the Exchange, and (ii) the Bank’s management time and expense in investigating, analyzing, developing and pursuing this Agreement and the Exchange. The Company further acknowledges and agrees that the amount of the Bank Termination Fee is fair, reasonable and not a penalty and that its obligation to pay the Bank Termination Fee shall survive any termination of this Agreement by the Bank or the Company. The Bank agrees that the Company’s payment of the Bank Termination Fee shall be liquidated damages that fully compensates the Bank for the Company’s breaches of this Agreement.
ARTICLE 10.
MISCELLANEOUS
     10.1 Expenses. All fees and expenses incurred by the Bank, including without limitation legal fees and expenses and fees and expenses of other professional advisors including bankers, brokers, finders or agents, in connection with this Agreement will be borne by the Bank and all fees and expenses incurred by the Company, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by the Company.

     10.2 Assignability; Parties in Interest.
     (a) Neither the Company nor the Bank may assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.
     (b) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, permitted assigns and legal or personal representatives of the parties hereto.
     10.3 Entire Agreement; Amendments. Except for the Confidentiality Agreements, this Agreement, including the exhibits, Disclosure Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. Except for the Confidentiality Agreements, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective successors or permitted assigns. Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.
     10.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
     10.5 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.
     10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, mailed (registered or certified mail, postage prepaid, return receipt requested) or sent by recognized overnight delivery service or by facsimile transmission as follows:
If to the Bank:
The First National Bank of Centerville
314 W. Public Square
P.O. Box 9
Centerville, Tennessee 37033
Attn: Lorraine W. Bates, Chair
Fax No. (931) 729-6551
with a copy to:

Daniel W. Small, Esq.
One Burton Hills Blvd
Suite 330
Nashville, Tennessee
Fax No. (615) 252-6001
If to the Company:
Community First, Inc.
501 South James Campbell Blvd
Columbia, Tennessee 38401
Attn: Marc R. Lively
Fax No. (931) 388-3188
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: Bob F. Thompson
Fax No. (615) 742-2762
or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile transmission (receipt confirmed) or, if mailed, when actually received.
     10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.
     10.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by the Company and the Bank. All such executed counterparts shall together constitute one and the same instrument.
     10.9 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.
     10.10 Publicity. Except as otherwise required by applicable law or permitted in Section 6.6, neither the Bank nor the Company shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the Company, in the case of a proposed announcement or statement by the Bank, or the Bank, in the case of a proposed announcement or statement by the Company, which consents shall not be unreasonably withheld.
     10.11 Binding Nature and Effect; Third-Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided with respect to the duties of the Exchange Agent (and the Company with respect to any of the proceeds of the Exchange Fund returned to the Company in accordance with Section 2.2, and except as to the rights of directors, officers and others to indemnification and insurance coverage as provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement.
(Signatures follow on the next page.)

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and the Bank on the date first above written.

COMMUNITY FIRST, INC.
By:	/s/ Marc R. Lively
Name: Marc R. Lively
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF CENTERVILLE
By:	/s/ Lorraine W. Bates
Name: Lorraine W. Bates
Title: Chair